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                                                               EXHIBIT 99.(D)(2)
                            CONFIDENTIALITY AGREEMENT


                  To further the business relationship among Fuji Photo Film U.S.A., Inc. ("Fuji"), Heartland Imaging Companies, Inc. ("Heartland") and PrimeSource Corporation ("PrimeSource") the parties intend to evaluate and exchange certain information concerning their respective businesses and future business relationship (the "Project"). In consideration of the exchange of such information and to set forth a clear understanding of our mutual rights and obligations relating thereto, Fuji, Heartland and PrimeSource hereby agree as follows:

                  1. For purposes of this Agreement the term "Information" shall mean all information which the disclosing party deems to be confidential and proprietary to it (including, but not limited to, data, electronic information, know-how, technical and non-technical materials, and specifications) and which the disclosing party delivers to the receiving party pursuant to this Agreement. The parties agree that "Information" includes the fact that the Project itself is being conducted.

                  2. The receiving party, its subsidiaries and affiliates (collectively referred to as "Recipient") agree to maintain in confidence the Information with the same degree of care Recipient holds its own confidential and proprietary information. Recipient will not use the Information except for its evaluation of the Project pursuant to this Agreement. Recipient will disclose the Information only to its employees directly concerned with the evaluation of the Project, and Recipient will not disclose the Information to any third party nor will Recipient use the Information for any other purpose. For purposes of this paragraph "subsidiaries and affiliates" shall mean any corporation, firm, partnership, or other entity which directly or indirectly controls, is controlled by, or is under common control with, the Recipient's company.

                  3. The preceding obligations of Recipient of non-disclosure and the limitation upon the right to use the information shall not apply to the extent that Recipient can demonstrate that the Information is: (a) in the possession or control of Recipient prior to the time of disclosure hereunder, or
(b) at the time of disclosure or thereafter becomes public knowledge through no fault or omission of the Recipient; or (c) lawfully obtained by Recipient from a third party under no obligation of confidentiality to the disclosing party.

                  4. Subject to the provisions of paragraph 3 hereof, all proprietary rights (including but not limited to patent rights and trade secrets) in and to the Information shall remain the disclosing party's property.

                  5. The Information being disclosed pursuant to this Agreement is disclosed with the express understanding that neither Fuji, Heartland, nor PrimeSource will be obligated to enter into any further agreement relating to the Project or the Information, and nothing in this Agreement shall be construed as granting any license relating thereto.

                  6. Upon the request of the disclosing party, Recipient will promptly return to the disclosing party all of the Information and use reasonable efforts to destroy all copies thereof.

                  7. All obligations of Recipient under this Agreement shall terminate five (5) years from the date of this Agreement.


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                  8. Each of Fuji, Heartland and PrimeSource represent to the other parties that it has the full authority and right to enter into this Agreement and to disclose to the other parties the Information disclosed by it and that such disclosure will not violate the rights of any third party.

                  9. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof, and none of the terms of this Agreement shall be amended or modified except in writing signed by the parties.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement this 11th December, 2000.




FUJI PHOTO FILM U.S.A., INC.                  HEARTLAND IMAGING COMPANIES, INC.
By:   /s/ Stanley E. Freimuth                 By:  /s/ Robert J. Gourley
    ------------------------------------          -----------------------------
    Stanley E. Freimuth                           Robert J. Gourley
    Executive Vice President and Chief            Chairman
    Operating Officer


PRIMESOURCE CORPORATION
By:   /s/ Jim Mullan
    -------------------------------------------
    Jim Mullan
    President and Chief Executive Officer